Exhibit 10.1
WILTON RE
187 Danbury Road
Riverview Building, Third Floor
Wilton, Connecticut 06897
December 29, 2005

Annuity and Life Reassurance America, Inc. 124 Palasido Avenue Windsor, Connecticut 06095	Annuity and Life Reassurance, Ltd. Cumberland House 1 Victoria Street Hamilton, Bermuda HM 11
Gentlemen:
This letter agreement modifies certain specified terms of the Master Agreement by and among Prudential Select Life Insurance Company of America (n/k/a Wilton Reassurance Company) (“Wilton America”), Wilton Reinsurance Bermuda Limited (“Wilton Bermuda” and, together with Wilton America, the “Retrocessionaires”), Annuity and Life Reassurance America, Inc. (“ALR America”), and Annuity and Life Reassurance Ltd. (“ALR Bermuda” and, together with ALR America, the “Companies”) dated as of August 10, 2005 (the “Master Agreement”). Capitalized terms used but not separately defined herein shall have the meanings ascribed to them in the Master Agreement.
The parties hereto agree that Section 9.1.5 of the Master Agreement shall be amended to read “Either the Companies or the Retrocessionaires may terminate this Agreement if Closing hereunder has not occurred on or prior to January 20, 2006.”
If each of the conditions set forth in Article VI of the Master Agreement is satisfied or waived by the party or parties entitled to waive the same no later than 11:59 p.m. on January 16, 2006, Atlantic Standard time, then:
1) Notwithstanding Section 1.9 of the Master Agreement, the Closing will take place at 10:00 a.m., Atlantic Standard time, on January 17, 2006.
2) Notwithstanding Sections 1.35 and 5.4 of the Master Agreement, (i) the Transition Date will be March 15, 2006, and (ii) from March 15, 2006 through April 30, 2006, the Companies will continue to cooperate in good faith with the Retrocessionaires in completing the transition of the administration of the Treaties from the Companies to the Retrocessionaires.

3) As summarized on Annex A hereto, the parties have reached certain understandings and agreements with respect to transition issues and responsibilities. Notwithstanding anything in the Master Agreement to the contrary, as set forth in Annex A, the Companies will maintain responsibility for the preparation of their respective 2005 year-end financial statements and financial reporting packages pertaining to fourth quarter 2005 operations.
4) Clause (i) of the final sentence of Section 5.9(e) of the Master Agreement shall be amended to read “(i) August 31, 2006, or”.
5) Consistent with the provisions of Section 5.10(b) of the Master Agreement, following the Closing Date, the Companies will continue to provide required letter of credit (“LOC”) collateralization with respect to any of the Collateralized Treaties as are not novated in connection with the Closing, as specified in the Master Agreement. The parties shall use commercially reasonable efforts to minimize the costs of procuring and maintaining any such LOCs for the periods required, including, without limitation, the costs of terminating any such LOCs when and as such Collateralized Treaties are novated to a Wilton Re affiliate in accordance with the terms of the Master Agreement.
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If each of the conditions set forth in Article VI of the Master Agreement is not satisfied or waived by the party or parties entitled to waive the same no later than 11:59 p.m. on January 19, 2006, Atlantic Standard time, then this Letter Agreement shall become null and void and the Master Agreement shall remain in effect in accordance with its original terms.

WILTON REASSURANCE COMPANY	ANNUITY AND LIFE REASSURANCE AMERICA, INC.

/s/ Enrico J. Treglia	/s/ John W. Lockwood

By: Enrico J. Treglia Title: Senior VP and COO	By: John W. Lockwood Title: President

WILTON REINSURANCE BERMUDA LIMITED	ANNUITY AND LIFE REASSURANCE, LTD.

/s/ M.N. Smith	/s/ William H. Mawdsley

By: M.N. Smith Title: CEO	By: William H. Mawdsley Title: CEO